EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Tuesday, October 24, 2017


CHICAGO, ILLINOIS - October 24, 2017 - Ellen R. Gordon, Chairman,
Tootsie Roll Industries, Inc.reported third quarter and nine months 2017 net sales and net earnings.

Third quarter 2017 net sales were $182,173,000 compared to $185,473,000 in third quarter 2016, a decrease of 3,300,000 or 2%. Third quarter 2017 net earnings were $26,933,000 compared to $28,637,000 in third quarter 2016, and net earnings per share were $.43 and $.45 in third quarter 2017 and 2016, respectively, a decrease of $.02 per share or 4%.

Nine months 2017 net sales were $390,495,000 compared to $393,094,000 in nine months 2016, a decrease of $2,599,000 or 1%. Nine months 2017 net earnings were $48,879,000 compared to $49,669,000 in nine months 2016, and net earnings per share were $.77 in both nine months 2017 and 2016.

Mrs. Gordon said, "Third quarter sales continue to be the Company's largest quarterly sales period due to back-to-school and pre-Halloween seasonal sales. Third quarter and nine months 2017 net sales were adversely affected by the timing of certain customer pre-Halloween sales during the third and fourth quarters in the comparative 2017 and 2016 periods.
Although higher ingredient costs and increased freight and delivery expenses adversely impacted third quarter and nine months 2017 results, continuing improvements in manufacturing plant efficiencies driven by capital investments and ongoing cost containment programs mitigated some of these higher costs and expenses. Net earnings for third quarter 2017 benefited from more favorable foreign exchange, and nine months 2017 net earnings were favorably impacted by a lower effective income tax rate. The
Company's third quarter and nine months 2017 net earnings per share benefited from common stock purchases in the open market resulting in fewer shares outstanding."
























                     TOOTSIE ROLL INDUSTRIES, INC.
               CONSOLIDATED SUMMARY OF SALES & EARNINGS
                       FOR THE PERIODS ENDED
                   SEPTEMBER 30, 2017 & 2016

                                             THIRD QUARTER ENDED
                                            2017              2016

Net Product Sales                      $ 182,173,000     $ 185,473,000

Net Earnings                           $  26,933,000     $  28,637,000

Net Earnings Per Share   *             	   $ .43             $ .45

Average Shares Outstanding *              62,986,000        64,021,000


                                               NINE MONTHS ENDED
                                            2017              2016

Net Product Sales                      $ 390,495,000     $ 393,094,000

Net Earnings                           $  48,879,000      $ 49,669,000

Net Earnings Per Share   *                 $ .77             $ .77

Average Shares Outstanding *              63,286,000        64,205,000



  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 17, 2017 and April 8, 2016.